Exhibit (p)(3)

RBC Global Asset Management (U.S.) Inc.

Code of Ethics

Introduction

High ethical standards are essential for the success of RBC Global Asset Management (U.S.) Inc. (“Adviser”) and to maintain the confidence of its Clients. Adviser’s business interests are best served by adherence to the principle that the interests of the Clients comes first.

In recognition of Adviser’s fiduciary duty to its Clients and its desire to maintain high ethical standards, Adviser has adopted this Code of Ethics (“the Code”) containing provisions reasonably designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of its Clients. The Code applies to all Access Persons.

Adherence to the Code is a condition of employment with Adviser. Violations of the Code may result in written warnings, written reprimands, fines, and the cancellation of transactions, disgorgement of profits, the suspension or cancellation of personal trading privileges and the suspension or termination of employment. If you are uncertain about how any provision of the Code applies to you, you should contact your manager or the Compliance Department.

Throughout the Code, certain terms will be capitalized when they appear. For terms not defined within the text, please refer to the list of definitions appearing on page 4 of the Code.

Applicable Regulations

•	Section 204A, Rule 204A-1, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended

•	Section 17(j), Rule 17j-1, and Rule 38a-1 under the Investment Company Act of 1940, as amended

Policies

Standards of Business Conduct

Adviser shall conduct its business at all times consistent with its status as a fiduciary to its Clients. This means Adviser has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients. This includes putting Client interests first at all times.

This Code and Adviser’s other policies and procedures address certain specific elements of Adviser’s fiduciary obligations. However, they cannot and are not intended to address all of the circumstances in which a consideration of Adviser’s fiduciary obligations will arise.

Accordingly, Adviser expects all Access Persons to adhere strictly to the specific requirements of this Code and any other Adviser policies and procedures, but to also think beyond them and to conduct themselves with honesty and integrity in accordance with Adviser’s fiduciary obligations. Any activity that compromises Adviser’s integrity, even if it does not expressly violate a rule or a specific provision of this Code, has the potential to harm Adviser’s reputation.

Compliance with U.S. Federal Securities Laws

As a participant in the securities industry, Adviser’s activities are governed by the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Bank Secrecy Act and the applicable rules adopted under these acts by certain U.S. federal agencies, including the Securities and Exchange Commission (the “Federal Securities Laws”).

In addition to adhering strictly to the specific requirements of this Code and all other Adviser policies and procedures, Adviser expects all Access Persons to be generally aware of how the Federal Securities Laws apply to our business activities and to comply with them at all times. This Code and other Adviser policies and procedures are reasonably designed to prevent Adviser and its Access Persons from violating the Federal Securities Laws, and to detect and correct any violations, which do occur. However, they do not and are not intended to address every element of the Federal Securities Laws.

Confidentiality of Information

Adviser and its Access Persons share a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. This includes such information related to the RBC Funds and any other mutual funds for which Adviser provides investment advisory services. To ensure this duty is fulfilled, Adviser has adopted this Code, the RBC Code of Conduct, and the RBC Client Privacy Policy utilized by Adviser. All Access Persons are required to adhere to each of these policies. All Access Persons are also prohibited from disclosing confidential information concerning Adviser, including any trade secrets or other proprietary information.

Conflicts of Interest

Access Persons should be aware of activities that may involve conflicts of interest. Given the nature of Adviser’s business, conflicts can arise in various contexts: between an Access Person’s interests and the interests of Adviser or a Client, between Adviser’s interests and Client interests, and between various Client interests as well. When thinking about conflicts, Client interests must always come before Adviser and Access Persons interests. If you are concerned that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a Client’s interests or between Adviser’s business interests and a Client’s interests, contact your manager or the CCO for guidance.

Gifts and Business Entertainment

An Access Person is prohibited from using his or her position with Adviser to obtain an item of value from any person or company that does business with Adviser. Access Persons are prohibited from accepting any gift greater than $100 (or multiple gifts that combined are greater than $100 during a calendar year) in value from any person or company that does business with Adviser. An Access Person may accept unsolicited business entertainment, including meals or tickets to cultural and sporting events only if: a) such events are not so frequent or of such high value as to raise a question of impropriety, and b) the person providing the entertainment is present at the event. Any gift or business entertainment inadvertently received by Access Persons outside of these parameters is also prohibited and must be promptly disclosed to the CCO. The CCO will generally require the Access Person to return such gift; reimburse the provider for the cost of the business entertainment; or require such other action as the CCO determines is appropriate in light of the circumstances.

Personal Trading

This Code of Ethics is reasonably designed to prevent, detect and correct personal securities trading activities that violate the Federal Securities Laws and the fiduciary obligations that Adviser and its Access Persons owe to Clients. The specific procedures related to personal trading are set forth below and require, among other things, the reporting of personal securities transactions and holdings and the pre-approval of certain types of transactions.

It is a violation of the fiduciary obligation owed to Clients (and also a violation of the Federal Securities Laws) to use the knowledge you have about the trading activity or proposed trading activity in Clients’ accounts to engage in manipulative or improper trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where an Access Person trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The pre-clearance requirement and the blackout period procedures explained below are designed to prevent, detect and correct these improper practices.

The personal trading procedures are also reasonably designed to allow Adviser to address potential or actual issues related to trading on the basis of material, non-public information, commonly referred to as “insider trading”. If you believe you have come into possession of material, non-public information, you must immediately notify the Compliance Department, and you cannot trade in or otherwise communicate with others about the securities of the issuer (or any related securities or instruments) about which you believe you have inside information. Please refer to Exhibit A of the Code for additional information.

Reporting Violations

Ensuring that Adviser conducts its business in accordance with its fiduciary obligations to Clients and in compliance with the Federal Securities Laws is a responsibility that is shared by all Adviser Access Persons. Any Access Person who believes that there has been a violation of this Code, any other Adviser policy or procedure, or any applicable aspect of the Federal Securities Laws or their related rules, must report the violation promptly to the Chief Compliance Officer.

Adviser strives to create an atmosphere that encourages the “good faith” reporting of suspected violations. Accordingly, senior management will take great care to protect the identity of Access Persons who report suspected violations. In order to do so, Access Persons should feel free to ask the Chief Compliance Officer to meet outside of the Adviser offices or to discuss a suspected violation from a home telephone, outside of regular business hours. In order to ensure that we are able to gather the most accurate information possible when investigating a suspected violation, and in an attempt to prevent malicious reports which are not in “good faith”, anonymous reports are not encouraged.

Although all reports will be treated on a confidential basis initially, there will, of course, be a point at which a suspected violator will become aware of any resulting investigation. Any form of retaliation against an Access Person who has reported, or who may have reported a violation or suspected violation in “good faith” is prohibited and will be considered a violation of the Code.

Outside Activities

Adviser recognizes that certain outside activities of Access Persons are permissible and will not interfere with an Access Person’s duties to its Clients and Adviser. To ensure such outside activities do not conflict with any duties to Adviser, to Clients, or otherwise harm Adviser’s reputation, Adviser requires that all Access Persons receive written approval from their supervisor, the Chief Compliance Officer, and RBC (if deemed necessary by the Chief Compliance Officer) prior to the inception of the activity and at least annually report these Outside Activities to Adviser thereafter. Questions regarding whether any Outside Activities conflict with duties owed to Adviser or harm Adviser’s reputation must be promptly directed to the Chief Compliance Officer.

Procedures Related to Personal Trading and Other Matters

1.	Definitions

“Access Person” - within SEC Rule 204A-1, means any Supervised Person who (i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, (ii) has access to nonpublic information regarding the portfolio holdings of any fund managed by Adviser, or (iii) who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. Notwithstanding this definition, Adviser considers all of its Supervised Persons to be Access Persons. However, certain Access Persons are exempt from specific provisions related to personal securities trading as set forth below in Section 10.

“Adviser” – refers to RBC Global Asset Management (U.S) Inc.

“Client” – any fund or account where Adviser serves as general partner, investment adviser, or sub-adviser.

“CCO” – refers to the Chief Compliance Officer for RBC Global Asset Management (U.S.) Inc.

“Control” - shall have the same meaning set forth in Section 2(a)(9) of the Investment Company Act of 1940.

“Covered Accounts” – These rules and procedures apply to all Covered Investments and transactions in Covered Investments in any account in which any Access Persons, their spouses and members of their immediate family who share the same household, have beneficial ownership. Beneficial ownership includes having any direct or indirect financial interest in any account – including an account with a financial institution or 401(k) plan or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Investments in any such account. These accounts are referred to as “Covered Accounts”.

Note:    529 Plan accounts that do not hold Covered Investments as defined below are not Covered Accounts.

“Covered Investments” – These rules and procedures apply to all personal securities investments in Covered Accounts, including investments in any options on securities. The term “securities” is broadly defined to include essentially all types of equity and debt investments, except that these rules and procedures do not apply to investments in: U.S. government bonds, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, unit investment trusts or variable or fixed annuities (where no investment discretion is involved) or shares of registered investment companies (mutual funds) for which Adviser does not serve as investment adviser or sub-adviser. As of the date of this policy, Adviser serves as investment adviser, or sub-adviser, to the following mutual funds (which are thus considered “Covered Investments”):

•	The RBC Funds

•	Hennessey Select Value Fund

•	ESG Asset Allocation Funds

•	Managers Microcap Fund

If changes to this list are made in between updates to the Code, the Compliance Department will communicate such changes in writing to all Access Persons who will then be expected to treat such funds as Covered Investments for purposes of this Code.

Note:

Futures – Although futures are not “securities”, certain futures instruments could be used in certain investment strategies for Adviser Client accounts. Accordingly, they are subject to the reporting requirements of these rules under Section 3 below. The Compliance Department will periodically review any futures trading for abuses and conflicts and reserves the right to subject such trades to pre-clearance and other requirements.

“Executive Officer” – refers to any personnel listed within Part 1 of Adviser’s most current Form ADV, Schedule A, Direct Owners and Executive Officers.

“RBC” – refers to Royal Bank of Canada.

“Third Party Manager Account” – The term “Third Party Manager Account” refers to a Covered Account where a third party has investment management discretion regarding securities transactions pursuant to a written, executed investment management or advisory agreement addressing the Covered Account. Whether a Covered Account is considered a Third Party Manager Account rests in the discretion of the Compliance Department, in consultation with Legal, based on its assessment of the risks presented by such arrangement. In seeking approval for a Third Party Manager Account, an Access Person must:

•	Provide the Compliance Department with a copy of the executed investment management or advisory agreement;

•	Represent in writing as follows:

•	that the Access Person shall not use the Third Party Manager Account to circumvent the letter or spirit of this Code of Ethics

•

that the Access Person shall not discuss with the investment manager or adviser any nonpublic information regarding any Adviser Clients’ actual or contemplated purchases or sales of securities or any of Adviser’s nonpublic securities recommendations;

•	that complete Third Party Manager Account statements shall be provided to the Compliance Department consistent with the requirements of the Code; and

•	that the Access Person shall provide whatever cooperation the Compliance Department requests in connection with it monitoring and oversight activities related to the Covered Account.

No Access Person shall consider a Covered Account to be a Third Party Manager Account until written approval from the Compliance Department is received. The Compliance Department reserves the right to cancel approval of a Third Party Manager Account at any time for any reason.

In connection with oversight of Third Party Manager Accounts, the Compliance Department will conduct and document post trade reviews in order to detect any inappropriate trading activities.

“Supervised Person” - means any Adviser officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

2.	Reporting Requirements

All reports discussed below shall be reviewed by the Compliance Department pursuant to its separate procedures.

Holdings Reports

Upon hiring – No later than ten (10) calendar days after the start of employment or any other occurrence that results in an individual being deemed a “Access Person” (e.g., appointment to the Adviser Board of Directors), each Access Person must provide to the Compliance Department a list of all Covered Accounts and all Covered Investments current as of a date no more than 45 days prior to the date the individual became a Access Person (the “Initial Holdings Report”).

Annually – Each year all Covered Persons must provide a list of their Covered Accounts owned and Covered Investments held, as of a date no more than 45 days prior to the date of the report (the “Annual Holdings Report”). The Compliance Department may facilitate this process using whatever reasonable means it determines necessary to satisfy this requirement.

Quarterly Transaction Reports

As a general matter, each Access Person is required to provide quarterly reports identifying all transactions in Covered Investments and all new Covered Accounts no later than 30 days after the end of each calendar quarter. Adviser requires that all Access Persons make arrangements with their broker-dealers or other financial intermediaries with which they maintain or establish new Covered Accounts to have such parties send duplicate transaction confirmations and quarterly account statements directly to the Compliance Department within the required time period.1 Access Persons with Covered Accounts at RBC Wealth Management, Charles Schwab & Co. or Fidelity Investments are not required to make such arrangements because of Adviser’s pre-existing arrangements with these firms to receive such information automatically at quarter-end.

If you have arranged for your broker-dealer or other financial intermediary to provide the required transaction and account information directly to the Compliance Department, or if you have a Covered Account at RBC Wealth Management, Charles Schwab & Co. or Fidelity Investments you do not need to provide quarterly reports identifying all transactions in Covered Investments or all new Covered Accounts to the Compliance Department. This exemption does not apply to the Initial or Annual Holdings Reports.

Quarterly transaction information related to any existing Covered Accounts or information concerning any new Covered Accounts for which the Compliance Department is not receiving statements or information directly from the broker-dealer or other intermediary must be reported to the Compliance Department using a form available from the Department.

3.	Pre-clearance Requirements

[1]

Upon a Covered Person’s request, the Compliance Department may assist in making these arrangements. It remains the Covered Person’s responsibility, however, to ensure that the duplicate statements and confirmations are provided. These materials should be sent to RBC Global Asset Management (U.S.) Inc., Attention: Compliance Department, 100 South 5th Street, Suite 2300, Minneapolis, MN 55402.

a.

Except as set forth in Section 4 below, an Access Person may not engage in a personal securities transaction in a Covered Investment until the transaction has been pre-approved (“pre-cleared”), either by using the Compliance Tracking Application (“CTA”) or, if the system is unavailable, from a member of the Compliance Department in writing. If the CTA system is unavailable, the pre-clearance form (Exhibit B- “Request for Permission to Engage in Personal Securities Transaction”) must be completed and submitted to the Compliance Department for review.

b.

Pre-clearance is effective until the close of trading on the trading day following the date of pre-clearance. The granting of pre-clearance is indicated by the confirmation provided on the CTA system or by the date of the e-mail of approval sent by the Compliance Department to the Access Person.

c.	Pre-clearance is not required for certain types of Covered Accounts and Covered Investments, as set forth in Section 4 below.

d.	A summary description of the pre-clearance requirements for various securities is attached as Exhibit F.

4.	Pre-Clearance Not Required

The Compliance Department has determined that certain types of Covered Investments do not present the sort of risks that require pre-clearance at this time. These types are listed below in items a. through c. However, these Covered Investments are still subject to the “Reporting Requirements” and “Policies” sections of this Code of Ethics. In connection with its review and evaluation of information reported for Covered Investments not subject to the pre-clearance requirement, the Compliance Department reserves the right to change this policy generally or with respect to any individual Access Person at any time.

a.	Transactions in Covered Investments occur within Third Party Manager Accounts.

b.

Transactions in Covered Investments that result solely from automatic investment plans, including dividend reinvestment plans and direct stock purchase plans. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be pre-cleared.

c.

Shares of registered investment companies (mutual funds) where Adviser serves as investment adviser or sub-adviser. A list of such funds as of the date of this Code is set forth in the definition of “Covered Investments” in Section 1 of these procedures.

5.	Pre-clearance Rules

a.

Blackout period – Access Persons may not purchase or sell a security during a period from 7 calendar days before through 7 calendar days after the date on which any portfolio managed by Adviser purchases or sells the same security.

When an Access Person submits a pre-clearance request, the CTA system will automatically access firm systems and applications to review records for trades in the same security. If there has been a transaction within the 7 calendar days prior to the pre-clearance request, the request will be denied. If the preclearance request is provided to a Compliance Department member, the same reviews will be handled on a manual basis.

The Access Person is required to verify that he or she has no knowledge of any intent on the part of anyone at Adviser to engage in a transaction in the security for a Client portfolio. When a request for pre-clearance is approved, the Compliance Department will monitor trading activity in Client portfolios for 7 calendar days following the pre-clearance approval date. If there is a trade in a Client’s portfolio in the same security during that time, the Compliance Department will investigate and may require the Access Person to submit a written explanation of the circumstances surrounding the transaction. If the Compliance Department is not satisfied that the Access Person effected his or her trade without knowledge of the impending Client transaction, the Access Person may be required to reverse the trade and forfeit any resulting gains.

“De minimis” Exemption - The “de minimis” exemption may apply to limit the application of the blackout period discussed above. Note: Trades covered by the “de minimis” exemption still must be pre-cleared, and are subject to all other requirements of these rules and procedures.

The “de minimis” exemption may apply only if the following requirements are met:

•	The transaction must be for the purchase or sale of 2,000 shares or fewer. In the case of options, the transaction must be for 20 or fewer contracts.

•

The issuer of the securities must have a market capitalization of at least $1 billion. In the case of options, the underlying security must have a market capitalization of at least $1 billion. Market capitalization determinations are calculated electronically when using the CTA system. Access Persons certify market capitalization amounts in the pre-clearance process when using the Form and the Compliance Department verifies all such market cap determinations made when using the Form. Permission may be granted to an Access Person under the “de minimis” exemption for any particular security only once every thirty (30) days.

•

The transaction must be free from any actual and/or apparent conflicts of interest. In particular, the “de minimis” exemption is not available to Access Persons in a Portfolio Management or research capacity.

•

The permission granted under the “de minimis” exemption is valid for ten (10) calendar days from the date of pre-clearance approval. The date of pre-clearance approval is indicated by the confirmation provided on the CTA system or by the date of the e-mail of approval sent by the Compliance Department to the Access Person.

b.

Short-term trading – Access Persons also are prohibited from profiting from any “opposite transaction” in the same Covered Investment within 60 calendar days of a purchase or sale. For purposes of this rule, a last-in, first-out (“LIFO”) rule will be applied, matching any transaction with any opposite transaction within 60 days. This prohibition also applies to shares of the RBC Funds, other than such funds that are money market funds. The Compliance Department may grant exceptions to this restriction in extraordinary circumstances. All such exceptions; however, must be approved in advance by the Chief Compliance Officer. The purchase and/or sale of option contracts may not be used to circumvent this restriction. The Covered Accounts identified in Section 4.a-c above as not being subject to the pre-clearance requirements (other than the RBC Funds as discussed above) are also not subject to this prohibition.

c.

Private placements – Access Persons may purchase privately placed securities, subject to advance review and approval by the Compliance Department. Requests for approval must be submitted on the Private Placement Pre-Approval Form attached as Exhibit C. Approval will be granted in the sole discretion of the Compliance Department and will be based in part on the Access Person’s ability to demonstrate that no current or potential conflict of interest will arise if she or he is permitted to purchase the security in question. The “de minimis” exemption discussed above does not apply to purchases of privately placed securities. Access Persons who own privately placed securities, whether held at the start of employment or acquired during their employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise.

6.	Initial Public Offerings (“IPOs”)

Access Persons are prohibited from purchasing securities in initial public offerings. In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, he or she must bring the information about the impending IPO to the attention of the Compliance Department.

7.	Watchlist or Restricted Securities

Adviser may from time to time for a variety of reasons identify issuers whose securities Access Persons are restricted from trading. If an issuer is on the Restricted List, no trading will be permitted. If an issuer is on the Watchlist, trading may be approved depending on the facts and circumstances of the request and the requestor. For more information on the Restricted List and the Watchlist, please refer to Exhibit A, “Guidelines Regarding Inside Information and Insider Trading”.

8.	Special Rules Applicable to Trading of Royal Bank of Canada Securities

a.

Access Persons are prohibited from trading in securities of Royal Bank of Canada (“Royal Bank”) (including the Royal Bank Common Stock Fund which is part of the RBC Dain Rauscher 401(k) plan) if they are in receipt of material, non-public information about Royal Bank or its direct or indirect subsidiaries. For more information on what constitutes “material, non-public information”, please refer to the Adviser policy “Inside Information and Insider Trading”.

b.

Access Persons are prohibited from short selling Royal Bank securities. The only exception to this prohibition is for RBC affiliated company employees exercising options in conjunction with a sale of their shares under an employee compensation plan, provided that settlement of the options takes place within 10 days of the sale of the Royal Bank shares.

c.

Certain Adviser directors or senior officers may also be subject to Royal Bank trading windows. Please refer to the RBC Financial Group Enterprise-Wide Policy on Inside Information, Information Barriers and Personal (Employee) Trading for your additional obligations and consult the trading window calendar before each trade by visiting RBC.net/Functional Groups/Group Risk Management /Compliance/Policies/Insider Trading and Information Barriers/Trading Window Calendar.

d.	Certain Adviser directors and senior officers may be deemed insiders of Royal Bank for purposes of the Bank Act (Canada) and are prohibited from trading puts or calls on Royal Bank securities.

e.

Pre-clearance is not required to commence the automatic purchase of shares of the Royal Bank Common Stock Fund through contributions into the RBC Dain Rauscher 401(k) plan or to increase or decrease the amount of contributions, but pre-clearance is required in respect of a sale of shares of the Royal Bank Common Stock Fund.

9.	Designated Brokers

You must maintain your personal brokerage and trading accounts with a “Designated Broker” (currently RBC Wealth Management, Charles Schwab & Co. and Fidelity Investments). If you are a new hire, you must transfer your account(s) to the Designated Broker within a reasonable period of time from your initial commencement of employment. You are responsible for costs associated with transferring personal brokerage account(s). If you are maintaining a brokerage account other than with a designated broker, you are required to immediately disclose this to the Compliance Department. Based upon a determination by the Compliance Department, certain exemptions may be granted that would allow the Access Person to continue maintaining his or her personal brokerage account(s) with a non-designated broker.

All Access Persons that are maintaining a brokerage or trading account with a non-designated broker must ensure that duplicate copies of account statements and confirmations are sent directly to the attention of the Compliance Department.

Accounts that exclusively hold non Covered Investments may be maintained at any brokerage house/investment company; however, you must inform the Compliance Department of these accounts, and arrange for duplicate account statements and confirmations to be provided to the Compliance Department.

10.	RBC Executive

From time to time, certain GAM US officers and/or directors may not be Adviser employees but serve in such roles solely at the request of Royal Bank or its affiliates. Some of these individuals as a general matter have no day to day involvement with Adviser, do not office on Adviser premises, do not make securities recommendations to Adviser Clients or have access to such recommendations that are nonpublic, do not have access to nonpublic information regarding any Clients’ purchase or sale of securities, and do not have access to nonpublic information regarding the portfolio holdings of any RBC Fund. To the extent all of the foregoing apply to a Adviser officer or director who is serving in such capacity solely at the request of Royal Bank or its affiliates, such officer or director may be considered an RBC Executive for purposes of the Code and shall not be subject to specific provisions of Section 2-9 above. Such RBC Executives shall still be required to comply with all other provisions of this Code and any other applicable similar Codes to which they are subject, including enterprise-wide policies related to trading Royal Bank of Canada securities.

In addition, in instances where an executive with an affiliated RBC company who is deemed an Access Person but not an RBC Executive under this Code complies with the code of ethics reporting requirements for an affiliated SEC-registered investment adviser, with similar or more stringent reporting requirements, the Compliance Department may utilize the reports the executive provides to the affiliated adviser to satisfy certain reporting required under the Code.

To the extent any of conditions set forth above cease to apply to an RBC Executive for whatever reason, the RBC Executive shall immediately contact the Compliance Department and provide whatever assistance is reasonably required to determine the continued applicability of such status. While this determination is pending, the RBC Executive shall not be permitted to engage in any personal securities transactions that would otherwise be subject to the pre-clearance requirements set forth above. The Compliance Department reserves the right to change a person’s status to at any time for any reason and will notify the affected person if it intends to do so.

In connection with its oversight of RBC Executive status determinations, the Compliance Department, among other things, will require persons with such status to annually certify the continued accuracy of the facts giving rise to such status.

11.	Extraordinary Exemptions

The Compliance Department may grant limited exemptions to certain of the above requirements in its sole discretion, where extraordinary circumstances warrant and the Compliance Department is satisfied that granting the exemption would not represent a breach of the Federal Securities Laws, a breach of Adviser’s fiduciary obligations or undue risk to its Clients or Adviser. All requests for such exemptions shall be in writing and the Compliance Department’s responses thereto shall be documented and maintained in a file.

12.	Acknowledgements and Certifications

a.	Initial and Annual Acknowledgement

Attached as Exhibit D is a form of acknowledgment (the “Acknowledgment”) that Access Persons are asked to sign in when this Code is first provided. The signed copy of the Acknowledgment will be kept in the Access Persons’ file maintained by Compliance. Annually thereafter, Access Persons are required to provide a similar acknowledgement either in written or electronic form. Access Persons will be provided with copies of any revisions or amendments to this Code, and will be asked to acknowledge receipt either electronically or in writing, which will also be kept on file.

b.	Quarterly Certification

Attached as Exhibit E is a quarterly certification required of all Access Persons, except for RBC Executives.

13.	Enforcement and Sanctions

a.	Process and Responsibility

The Compliance Department has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any sanctions with respect to violations. The ultimate responsibility for determining sanctions shall rest with Adviser’s President. If the alleged violator is a member of the Compliance Department, the matter must be reported to the President, who shall have responsibility for enforcing the Code and determining any sanctions.

Adviser shall maintain a written record of all such violations and any action taken as a result.

A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; and (vii) the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

b.	Opportunity to Respond

A person deemed in violation of the Code shall have the opportunity to respond to all charges, orally or in writing.

14.	Reviews of Compliance Department Personnel Trades

In order to prevent any potential conflicts of interest in the personal trading activities of Compliance Department personnel, such personnel are not permitted to pre-clear, review, or assess compliance with the Code of Ethics as it relates to their own personal trading activities.

Currently, the Compliance Department has designated the Senior Compliance Analyst as the person primarily responsible for administering the provisions of the Code. The Senior Compliance Analyst's immediate supervisor is responsible for administering the Code with respect to the personal trading activities of the Senior Compliance Analyst.

Escalation

Upon becoming aware of a violation of the Code of Ethics, the Compliance Department will conduct a thorough review of all fact and circumstances of the situation to determine the materiality of the violation. If appropriate, Compliance will also contact the Access Person for additional information.

In general, where the violation has not been deemed material in nature, a first violation will result in a disciplinary memo issued to the Access Person, in which he or she must acknowledge in writing that he or she has again reviewed the requirements of the Code of Ethics and will comply with its requirements going forward.

A second or subsequent violation, or a violation deemed to be material in nature will result in more severe repercussions including but not limited to: a monetary fine, disgorgement of profit, additional training or suspension of personal trading privileges. Egregious situations or persistent violations of the Code of Ethics may result in termination. All repercussions beyond a disciplinary memo will be determined by the CCO in conjunction with the manager of the Access Person, the President or both.

Reporting

The Compliance Department shall report on its monitoring and other related activities on a quarterly basis to the Adviser Compliance Committee.

The CCO shall report on its monitoring and other related activities quarterly and annually to the Board of Directors of mutual fund complex for which Adviser serves as investment adviser or sub-adviser.

Recordkeeping

Records Required To Be Kept for Five Years (minimum two years on-site)

•	All initial and annual holdings reports

•	All transaction confirmations and quarterly account statements

•	A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•

All written Acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, an employee or supervised person of GAM US or otherwise is or was considered a “Access Person”

•	A list of persons who are currently, or within the past five years were considered “Access Persons”

•	All records relating to the approval of Third Party Manager Accounts

•	A list of persons who are currently, or within the past five years were, considered an “RBC Executive”

•	All records related to the granting of exemptions to the Code of Ethics

•	All records documenting the annual review of the Code of Ethics

•	All records of pre-clearance requests and the responses thereto

•	All records of any approval of investments in private placements

Disclosure

Form ADV Part II, Item 9.E. requires Adviser to describe its Code of Ethics in Schedule F thereto.

Business Owner

Chief Compliance Officer

Exhibits

•	Exhibit A: Guidelines Regarding Insider Information and Insider Trading

•	Exhibit B: Request for Permission to Engage in a Personal Securities Transaction

•	Exhibit C: Private Placement Pre-Approval Form

•	Exhibit D: Acknowledgement of the Code of Ethics

•	Exhibit E: Quarterly Compliance Certification

•	Exhibit F: Pre-clearance Requirement Reference Chart

Annual Review

An annual review of these policies and procedures to assess adequacy and effectiveness of implementation is conducted in conjunction with the Adviser’s annual review of its compliance program under Rule 206(4)-7 of the Advisers Act.

Approval Date

December 13, 2007

Revised October 6, 2008

For Appendix A. Guidelines Regarding Insider Trading and Insider Trading, this was originally approved on October 3, 2004. It was amended on December 12, 2005, and was incorporated into the Code of Ethics policy as Appendix A on December 18, 2009.

Amended version approved by Operating Committee on December 22, 2009 and effective 1/1/2010

EXHIBIT A

GUIDELINES REGARDING

INSIDE INFORMATION AND INSIDER TRADING

A.	INTRODUCTION

There are two primary ways in which Adviser Access Persons may come into possession of inside information. First, Adviser has a number of clients who are publicly traded companies. Through the course of providing investment management services, our employees may find themselves in possession of inside information about these publicly traded companies. Second, Adviser is a member of RBC Global Asset Management TM, which also includes affiliated advisers RBC Asset Management Inc. and Phillips, Hager & North Investment Management Ltd., in addition to being affiliated with RBC affiliated companies that regularly come into possession of inside information about certain of their banking and investment banking clients. Each of these RBC affiliated companies are required to implement policies and procedures (known as “Chinese walls” or “firewalls”) designed to ensure that inside information about their clients is not shared with anyone else, inside or outside of the RBC.

In addition, public companies are subject to detailed rules about how, when and to whom they may provide information about themselves and can be subject to SEC enforcement actions if those rules are violated.

These guidelines are intended to assist Adviser Access Persons in determining whether they have inadvertently come into possession of inside information and the steps Adviser may take to ensure that neither Adviser nor its Access Persons use that inside information for their own benefit nor for the benefit of clients.

Insider Trading Law

The term “insider trading” is not specifically defined in the Federal Securities Laws, but generally is used to refer to the aforementioned use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while in possession of material nonpublic information; or

2.

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

3.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. Any questions or concerns should be addressed to the Adviser Compliance Department.

Insider. The concept of “insider” is broad and can include officers, directors and employees of a company. In addition, an “outsider” can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank lending officers. According to the Supreme Court, the temporary insider must be aware of his or her status as an insider, and thus understand that he or she is handling material nonpublic information, to be truly considered an insider.

Material Information. Trading based on inside information is not a basis for liability unless the information is material. “Material Information” can be any information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material can include, but is not limited to, any legal, economic or structural change (or impending change) which could potentially alter the value of a company or its affiliates, or any data which may be reflective of a company’s future performance. Common examples of information that may be regarded as material are:

1.	projection by the company's officers of future earnings or losses different from market expectations

2.	pending or proposed merger, acquisition or tender offer

3.	significant sale of assets or the disposition of a subsidiary

4.	changes in dividend policies or the declaration of a stock split

5.	the offering of additional securities

6.	significant changes in senior management

7.	the gain or loss of a substantial client or supplier

8.	impending bankruptcy or financial liquidity problems

9.	impending litigation matters

Material information does not necessarily have to relate directly to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable. Likewise, a decision at an investment meeting or a decision by a member of Adviser to purchase or sell that security for one or more accounts may be considered material information.

Nonpublic Information. Information is nonpublic until it has been effectively communicated to the market place, and is provably available to the general public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Once a public release has occurred, information will normally be regarded as absorbed and evaluated within two or three business days thereafter.

Penalties. Penalties for trading based on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

1.	civil injunctions

2.	treble damages

3.	prison sentences

4.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

5.	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

SEC Regulation FD

In October of 2000, the SEC adopted Regulation FD (“Full Disclosure”), which in general provides that when issuers of securities release material information that was previously non-public they must be careful to assure that they are making full disclosure – making the information accessible to all potential investors. In cases where there has been some inadvertent limited disclosure, issuers must assure that full disclosure follows promptly upon discovery.

Regulation FD has profoundly affected the manner in which many issuers communicate with the public. You should keep in mind the following:

•

While Regulation FD does not expressly address the duties of investment advisers, it does signal significantly heightened scrutiny by the SEC on all insider-trading issues. All of the previous rules relating to insider trading still apply. Any enforcement actions that the SEC may bring for violations of Regulation FD may well include charges against any investors or investment advisers who received and acted upon information, which was released in violation of Regulation FD.

•

If you receive any information from an issuer and have any concern that the issuer may not have complied with Regulation FD in releasing the information, you should contact the Adviser Compliance Department.

•

Although Regulation FD in some cases allows the use of confidentiality agreements, so that information may be released on a limited basis, Adviser as a matter of policy does not make use of such agreements. Under such agreements, there can be no trading activity in the issuer’s securities until the information in question has been fully disclosed. If you believe that use of such an agreement is necessary in a particular situation, you must contact the Adviser Compliance Department and obtain permission and guidance before entering into the agreement.

B.	PROCEDURES TO PREVENT INSIDER TRADING

1.	Identifying Insider Information

If you are uncertain whether you have received material non-public information, ask yourself the following questions:

1.

Is the information material to the issuer? Is this information that could be considered important in making investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.	Is the information public? To whom has this information been provided? Has the information been published in Reuters, The Wall Street Journal, or other publications of general circulation?

2.	If you think you have come into possession of material non-public information (i.e. “inside information”)

If, after consideration of the above, you believe the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, take the following steps:

1.

Report the matter immediately to the Adviser Compliance Department and ONLY to the Adviser Compliance Department. In order to ensure that your supervisor is not also tainted with the possible material non-public information, you should NOT disclose the information to your supervisor. The Compliance Department will work with you to determine the appropriate action to be taken in the situation and to determine whether and when to notify your supervisor.

2.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by GAM US.

3.	Do not communicate the information inside or outside GAM US, other than to the GAM US Compliance Department.

After the GAM US Compliance Department has reviewed the issue, you either will be instructed to continue to follow the prohibitions against trading and communication or will be allowed to trade and communicate the information.

3.	Adviser Compliance Department Procedures

1.

Where the Compliance Department has determined that the Access Person is in possession of material non-public information, the Chief Compliance Officer will determine whether the security should be placed on a Watch List[1] or a Restricted List[2] and will implement appropriate firewall restrictions around the employee.

2.

The Compliance Department is responsible for the administration of the Watch List and the Restricted List. The Watch List will be maintained as confidential, with access to the list limited to designated Adviser officers and the Adviser Compliance Department. The Restricted List, however, is available to all Access Persons of the Adviser.

3.

The Compliance Department will update the Watch List and Restricted list as appropriate to keep them current. All employees are responsible for advising the Compliance Department of information to assist in updating the lists, including when transactions have been completed, when previously non-public information has been fully disclosed and when any restrictions otherwise are no longer applicable.

4.

Upon learning of any matter, which requires the implementation of firewall restrictions or the creation of a Watch List or Restricted List, the Chief Compliance Officer will prepare a written report to management providing full details and recommendations for further action.

[1]

Watch List – The creation of a Watch List would involve implementing a set of procedures by which the Compliance Department is able to monitor and investigate trading (both personal trading and trading on behalf of clients) in specific securities for the purpose of detecting any irregularities or indications of improper activity without having to impose a general prohibition on trading in those securities through the creation of a Restricted List. Watch List procedures would be appropriate where there has been an inadvertent disclosure of material non-public information to a very limited number of employees. Those who are in actual possession of the material non-public information would be subject to firewall restrictions.

[2]

Restricted List – The creation of a Restricted List would involve a set of procedures by which the Compliance Department actually restricts trading (both personal trading and trading on behalf of clients) in specific securities in order to prevent improper activity. The creation of a Restricted List should very rarely be required, and would normally only be implemented where the Chief Compliance Officer believes an employee or employees are in possession of material information and that the creation of a Watch List and firewall restrictions would be insufficient or ineffective to prevent abusive trading.

EXHIBIT B

REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

(Transactions must NOT be executed until pre-clearance has been granted by the Compliance Department in writing.)

I hereby request permission to ☐BUY ☐SELL (check one) the specified security in the company indicated below for my own account or other account in which I have a beneficial interest or legal title:

DATE	NAME

# of shares	Name of Security	Symbol	Broker

I believe that the above listed transaction is not prohibited by the Code of Ethics or the RBC Global Asset Management (U.S.) Inc. Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading (found in the RBC Global Asset Management (U.S.) Inc. Compliance Manual) to which I am subject.

To the best of my knowledge, this transaction is not potentially harmful to any accounts or portfolios* distributed, managed and/or serviced by RBC Global Asset Management (U.S.), given the size of the transaction compared to the existing market for such securities. Furthermore, to my knowledge, none of the accounts or portfolios* distributed, managed and/or serviced by RBC Global Asset Management (U.S.) has purchased or sold the security listed above during the last seven days; and

To the best of my knowledge, the requested transaction will not result in a misuse of inside information or in any conflict of interest or impropriety with regard to any accounts or portfolios* distributed, managed and/or serviced by RBC Global Asset Management (U.S.).

Additionally: (Please check any or all that apply)

☐	To the best of my knowledge the security indicated above is not being considered for purchase or sale by any accounts or portfolios* distributed, managed and/or serviced by Adviser.

☐	The security indicated above will be ☐ acquired ☐ sold (check one) in a private placement or is not of an issuer publicly traded or registered with the SEC.

☐	The proposed purchase of the above listed security, together with my current holdings, will result in my having a beneficial interest in more than 5% of the outstanding voting securities of the company. If this item is checked, state the beneficial interest you will have in the company's voting securities after this purchase.

☐	I wish to effect the above transaction which complies with the de minimis exemption since the transaction involves 2,000 shares or less and the issuer has a market capitalization of at least $1 billion. I also hereby certify that I have not received permission for this de minimis exemption in the last 30 days with regard to the security indicated above.

I SHALL DIRECT MY BROKERAGE FIRM TO PROVIDE A COPY OF A CONFIRMATION OF THE REQUESTED TRANSACTION(S) TO THE COMPLIANCE DEPARTMENT WITHIN 10 DAYS OF THE TRANSACTION.

SIGNATURE	TELEPHONE NUMBER

PERMISSION IS EFFECTIVE ONLY ON THE DATE SHOWN BY THE LOG IN

*“accounts or portfolios” are defined as any and all investment companies, private accounts and all other clients of Adviser Asset Management Inc.

CONFIRMATION: No transaction with respect to the security indicated above is known to be pending or in progress for any portfolio under management.

COMPLIANCE DEPARTMENT LOG IN	TRADING DEPARTMENT CONTACT PERSONS

Contact Person – Equity

Contact Person – Fixed Income

COMPLIANCE REVIEW

FAX To COMPLIANCE
(Signature)

EXHIBIT C

PRIVATE PLACEMENT PRE-APPROVAL FORM

Date:

PERSONAL INFORMATION

Name:

Department:

PRIVATE PLACEMENT INFORMATION

Date of Investment:	Initial Investment:

Additional Investment(s):

Private Placement (Company) Name:

Type of Company:	Industry:

Percentage Owned:	Relationship to Company:

Is there any known relationship between the Company and RBC Global Asset Management (U.S.) Inc.?

If so, please describe the relationship.

Are/will you be a member of the Board of Directors?	If so, position held:

Senior Officers of Company:

How did you learn of the opportunity?

Additional Information:

*	I am fully aware I must continue to abide by RBC Global Asset Management (U.S) Inc.’s Code of Ethics, Compliance Program and Insider Trading Regulations. To my knowledge, I will not be violating any federal/state/firm rules or regulations and if circumstances change, I will notify the Compliance Department.

*	I will notify the Compliance Department as I learn of the company going public or of any imminent public offering by the company.

Signature	Date

DEPARTMENTAL USE

Date Received:

cc: Compliance Manager

EXHIBIT D

ACKNOWLEDGMENT OF CODE OF ETHICS

Please indicate below whether this is an initial acknowledgement, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics.

Initial	Annual	Amended

You must review the Adviser’s Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Compliance Department.

I REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR OR ELSE HAVE DISCLOSED TO THE COMPLIANCE DEPARTMENT ALL AREAS OF NON-COMPLIANCE.

Please direct questions regarding the completion of this Acknowledgment to the Compliance Department.

Name of Access Person

Dated:	,
Signature of Access Person

EXHIBIT E

QUARTERLY COMPLIANCE CERTIFICATION

The undersigned hereby:

1)	Acknowledges having read and understood the Inside Information and Information Barriers Policy and the Code of Ethics;

2)	Confirms that he/she clearly understand insider trading and tipping prohibitions, the rules for safeguarding Inside Information and the requirements for personal security trading;

3)

Confirms that all trades in securities (including those of Royal Bank of Canada) where pre-clearance was required under the Code of Ethics were pre-cleared except as disclosed below (set out below full particulars of any transaction(s) where trading occurred in the absence of the necessary pre-clearance);

4)

Confirms that he/she has provided information regarding all existing or new accounts held personally or over which they have decision making authority that involve trading in covered securities as required by the Code of Ethics and that all transactions required to be reported under the Code of Ethics have been reported;

5)	Acknowledges and understands that violation of the Inside Information and Information Barriers Policy or the Code of Ethics will constitute grounds for disciplinary action that may include dismissal.

Please direct questions regarding the completion of this Acknowledgment to the Compliance Department.

Name of Access Person

Dated:	,
Signature of Access
Person

EXHIBIT F

PRE-CLEARANCE REQUIREMENT REFERENCE CHART

The following chart contains many of the common investment instruments, though it is not all-inclusive.

TRANSACTION	PRE-CLEARANCE REQUIRED?	CONFIRMATION REQUIRED?

Mutual
Mutual Funds (open-end)	No	No
Mutual Funds (closed-end)	Yes	Yes
Unit Investment Trusts	No	Yes
Variable & Fixed Annuities	No	No
Exchange Traded Funds (ETFs)	Yes	Yes

Equities
Royal Bank	Yes	Yes
Common Stocks	Yes	Yes
ADRs	Yes	Yes
DRIPS	No	Yes
Stock Splits	No	Yes
Rights and Warrants (exercised)	Yes	Yes
Preferred Stock	Yes	Yes
IPOs	Prohibited	Prohibited

Options (Stock)	Yes	Yes

Futures
Currency	No	Yes
Commodity	No	Yes
S&P	No	Yes

Fixed Income
US Treasury	No	No
CDs	No	No
Money Market	No	No

Bonds
US Government	No	No
Corporate	Yes	Yes
Convertibles (converted)	Yes	Yes
Municipal	Yes	Yes

Private Placements	Yes	Yes

Limited Partnerships	Yes	Yes